                                            Filed Pursuant To Rule No. 424(b)(5)
                                            Under the Securities Act of 1933 in
                                            connection with Registration
                                            No. 333-2501


            PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED MAY 15, 1996

[LOGO BNSF]                      $200,000,000

                   BURLINGTON NORTHERN SANTA FE CORPORATION

                      7.25% DEBENTURES DUE AUGUST 1, 2097

                               ----------------

  Interest on the Debentures is payable on February 1 and August 1 of each year, commencing February 1, 1998. The Debentures are redeemable in whole or in part at any time at the option of the Company at the redemption price equal to the greater of (i) 100% of the principal amount of such Debentures and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined herein), plus in each case accrued interest thereon to the date of redemption. The Debentures will not be subject to any sinking fund. Upon the occurrence of a Tax Event (as defined herein), the Company will have the right to shorten the maturity of the Debentures to the extent required so that the interest paid on the Debentures will be deductible for United States federal income tax purposes.

  The Debentures will be represented by one or more global securities registered in the name of the nominee of The Depository Trust Company. Beneficial interests in the global securities will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. Except as described herein, Debentures in definitive form will not be issued. The Debentures will be issued only in denominations of $1,000 and integral multiples thereof. See "Description of Debentures".

                               ----------------

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
    AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES  AND   EXCHANGE  COMMISSION  OR  ANY  STATE   SECURITIES
      COMMISSION  PASSED  UPON  THE  ACCURACY   OR  ADEQUACY   OF  THIS
       PROSPECTUS  SUPPLEMENT OR THE  PROSPECTUS TO  WHICH IT RELATES.
        ANY  REPRESENTATION TO THE  CONTRARY  IS A CRIMINAL OFFENSE.
                                 ----------------

                                     INITIAL PUBLIC   UNDERWRITING  PROCEEDS TO
                                    OFFERING PRICE(1) DISCOUNT(2)  COMPANY(1)(3)
                                    ----------------- ------------ -------------
Per Debenture......................      99.043%         1.125%       97.918%
Total..............................   $198,086,000     $2,250,000  $195,836,000

--------
(1) Plus accrued interest, if any, from July 29, 1997.
(2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.
(3) Before deducting estimated expenses of $150,000 payable by the Company.

                               ----------------

  The Debentures offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that the Debentures will be ready for delivery in book-entry form only through the facilities of DTC in New York, New York on or about July 29, 1997, against payment therefor in immediately available funds.

GOLDMAN, SACHS & CO.
              MORGAN STANLEY DEAN WITTER
                         CHASE SECURITIES INC.
                                       J.P. MORGAN & CO.
                                                   SALOMON BROTHERS INC

                               ----------------

           The date of this Prospectus Supplement is July 24, 1997.

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE DEBENTURES, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH SECURITIES, AND THE IMPOSITION OF A PENALTY BID, IN CONNECTION WITH THE OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING".

                               ----------------

                      DOCUMENTS INCORPORATED BY REFERENCE

  The following documents previously filed by the Company under the Securities Exchange Act of 1934 (the "Exchange Act") with the Securities and Exchange Commission are incorporated herein by reference:

    (a) Annual Report on Form 10-K for the year ended December 31, 1996; and

    (b) Quarterly Report on Form 10-Q for the quarter ended March 31, 1997;

    (c) Current Report on Form 8-K (Date of earliest event reported: January 21, 1997); and

    (d) Current Report on Form 8-K (Date of earliest event reported: July 22,
  1997).

  All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the termination of the offering shall be deemed to be incorporated herein by reference and shall be deemed a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Prospectus Supplement to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes any such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Prospectus Supplement.

  The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus Supplement is delivered, on the request of such person, a copy of any of the foregoing documents incorporated herein by reference (other than the exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Written or telephone requests should be directed to Burlington Northern Santa Fe Corporation, 2650 Lou Menk Drive, Fort Worth, Texas 76131-2830, Attention:
Corporate Secretary (telephone (817) 333-2000).

  Unless otherwise indicated, currency amounts in the Prospectus and this Prospectus Supplement are stated in United States dollars ("$" or "dollars").

                                  THE COMPANY

  On September 22, 1995, Burlington Northern Inc. ("BNI") and Santa Fe Pacific Corporation ("SFP") effected a business combination (the "Merger") pursuant to which each became a direct or indirect wholly owned subsidiary of the Company. As a result of the Merger, Burlington Northern Railroad Company ("BN") and The Atchison, Topeka and Santa Fe Railway Company ("ATSF") also became indirect wholly owned subsidiaries of the Company.

  On December 30, 1996, BNI merged with and into SFP. On December 31, 1996, ATSF merged with and into BN and BN changed its name to The Burlington Northern and Santa Fe Railway Company ("BNSF Railway").

  Through its principal operating subsidiary, BNSF Railway, the Company is engaged primarily in railroad transportation. BNSF Railway operates one of the largest railroad networks in the United

States, with approximately 35,000 route miles reaching across 29 states and two Canadian provinces as of December 31, 1996. Approximately 7,900 route miles of BNSF Railway's system consist of trackage rights which permit BNSF Railway to operate its trains with its crews over another railroad's tracks.

  BNSF Railway serves all major ports in the western United States, certain Mexican and Canadian gateways and Gulf ports, important gateways to the eastern United States and most major cities in the Pacific Northwest and west and in the midwestern and southwestern United States. The principal cities served by BNSF Railway include Albuquerque, Billings, Birmingham, Cheyenne, Chicago, Corpus Christi, Dallas, Denver, Des Moines, Duluth/Superior, Fargo/Moorhead, Fort Worth, Galveston, Houston, Kansas City, Little Rock, Lincoln, Los Angeles, Memphis, Mobile, Oklahoma City, Omaha, Pensacola, Phoenix, Portland, Reno, Salt Lake City, San Antonio, St. Louis, St. Paul/Minneapolis, the San Francisco Bay area, Seattle, Spokane, Springfield (Missouri), Tacoma, Tulsa, Wichita, Vancouver (British Columbia), Winnipeg (Manitoba) and the United States/Mexico crossings of Brownsville, El Paso and Eagle Pass, Texas and San Diego.

  BNSF Railway derives a substantial portion of its revenues from intermodal transportation and the transportation of coal and agricultural commodities. Other significant aspects of BNSF Railway's business include the transportation of commodities in the following areas: chemicals, forest products, consumer goods, automotive, metals, and minerals.

  The Company's principal executive offices are located at 2650 Lou Menk Drive, Forth Worth, Texas 76131-2830, telephone number (817) 333-2000.

                      RATIO OF EARNINGS TO FIXED CHARGES

  The following table sets forth the ratio of earnings to fixed charges of the Company for each of the five years ended December 31, 1996, and for the three month periods ended March 31, 1997 and 1996. The ratios reflect the historical results only for BNI in all periods reported prior to 1996, except for the year ended December 31, 1995, which period includes SFP results from September 22, 1995.

                                       THREE
                                      MONTHS
                                       ENDED
                                     MARCH 31,     YEAR ENDED DECEMBER 31,
                                     ----------  ------------------------------
                                     1997  1996  1996  1995(2) 1994  1993  1992
                                     ----  ----  ----  ------- ----  ----  ----
Earnings to Fixed Charges(1)........ 2.75x 3.45x 3.89x  1.85x  3.70x 3.19x 2.58x

--------
(1) For purposes of this ratio, earnings are calculated by adding fixed charges (excluding capitalized interest) to income (loss) from continuing operations. Fixed charges consist of interest on indebtedness (including amortization of debt discount and premium) and the portion of rental expense under long term operating leases representative of an interest factor.
(2) Earnings for the year ended December 31, 1995, include merger, severance and asset charges of $735 million. Excluding these costs, the ratio would have been 3.91x.

                                USE OF PROCEEDS

  The net proceeds from the sale of the Debentures offered hereby will be used for general corporate purposes, including but not limited to the repayment of commercial paper currently having an average interest rate of approximately 5.8%.

                                CAPITALIZATION

  The following table sets forth the consolidated capitalization of the Company as of March 31, 1997, and as adjusted to give effect to the issuance of the Debentures offered hereby. The Company presently intends to file a shelf registration statement in the near future that would permit it to issue up to $550 million of Debt Securities.

                                                            ACTUAL  AS ADJUSTED
                                                            ------- -----------
                                                                (UNAUDITED)
                                                               (IN MILLIONS)
Total Debt:
  Equipment obligations (1)................................ $ 1,027   $ 1,027
  Notes and Debentures (2).................................   2,221     2,221
  Commercial Paper and Bank Loans..........................   1,235     1,035(3)
  Mortgages................................................     468       468
  Debentures offered hereby................................     --        200
  Other obligations........................................      42        42
                                                            -------   -------
    Total Debt (4).........................................   4,993     4,993
                                                            -------   -------
Shareholders' Equity:
    Total Shareholders' Equity.............................   6,112     6,112
                                                            -------   -------
Total Capitalization....................................... $11,105   $11,105
                                                            =======   =======

--------
(1) Includes capital lease obligations. Since March 31, 1997, the Company has issued $92.4 million of debt under Japanese leveraged leases to acquire locomotives.
(2) In addition, the Company issued $175 million of Medium-Term Notes in July 1997.
(3) Reduced by proceeds raised from the issuance of the Debentures offered hereby.
(4) An additional financing by the Company was the sale of $300 million of accounts receivable in June 1997.

                           DESCRIPTION OF DEBENTURES

  The following description of the particular terms of the Debentures supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Debt Securities set forth in the accompanying Prospectus, to which description reference is hereby made. Whenever a defined term is referred to and not herein defined, the definition thereof is contained in the accompanying Prospectus or in the Indenture referred to therein.

GENERAL

  The Debentures are each to be issued under an Indenture, dated as of December 1, 1995 (the "Indenture"), between the Company and The First National Bank of Chicago, as Trustee, which Indenture is more fully described under the heading "Description of Debt Securities" in the accompanying Prospectus. The Debentures will rank pari passu with each other and with all other unsecured and unsubordinated indebtedness of the Company.

  The Debentures will bear interest at 7.25% per annum and will mature on August 1, 2097.

  The Debentures will bear interest from July 29, 1997 or from the most recent interest payment date to which interest has been paid or provided for, payable semiannually in arrears on February 1 and August 1 of each year, commencing February 1, 1998 to the persons in whose names the Debentures are registered at the close of business on the immediately preceding January 15 and July 15, respectively, whether or not such day is a Business Day.

SINKING FUND

  The Debentures will not be entitled to the benefit of a sinking fund.

CONDITIONAL RIGHT TO SHORTEN MATURITY

  The Company intends to deduct interest paid on the Debentures for United States federal income tax purposes. However, there have been proposed tax law changes over the past year that, among other things, would have prohibited an Issuer from deducting interest payments on debt instruments with a maturity of more than 40 years. While none of these proposals has become law, there can be no assurance that similar legislation affecting the Company's ability to deduct interest paid on the Debentures will not be enacted in the future or that any such legislation would not have a retroactive effective date. As a result, there can be no assurance that a Tax Event (as defined below) will not occur.

  Upon the occurrence of a Tax Event, the Company will have the right to shorten the maturity of the Debentures to the minimum extent required, in the opinion of nationally recognized independent tax counsel, such that, after the shortening of the maturity, interest paid on the Debentures will be deductible for United States federal income tax purposes or, if such counsel is unable to opine definitively as to such a minimum period, the minimum extent so required as determined in good faith by the Board of Directors of the Company after receipt of an opinion of such counsel regarding the applicable legal standards. There can be no assurance that the Company would not exercise its right to shorten the maturity of the Debentures upon the occurrence of such a Tax Event or as to the period by which such maturity would be shortened. In the event that the Company elects to exercise its right to shorten the maturity of the Debentures on the occurrence of a Tax Event, the Company will mail a notice of shortened maturity to each Holder of the Debentures by first-class mail not more than 60 days after the occurrence of such Tax Event, stating the new maturity date of the Debentures. Such notice shall be effective immediately upon mailing.

  The Company believes that the Debentures should constitute indebtedness for United States federal income tax purposes under current law and, in that case, an exercise of its right to shorten the maturity of the Debentures would not be a taxable event to Holders for such purposes. Prospective investors should be aware, however, that the Company's exercise of its right to shorten the maturity of the Debentures will be a taxable event to Holders for United States federal income tax purposes if the Debentures are treated as equity for United States federal income tax purposes before the maturity is shortened, assuming that the Debentures of shortened maturity are treated as debt for such purposes. Prospective investors should also be aware that if the Debentures are characterized as equity, amounts paid with respect to the Debentures prior to shortening the maturity of the Debentures to a holder who is not (i) a U.S. citizen or resident, (ii) a corporation organized under the laws of the United States or (iii) otherwise subject to United States federal income tax on a net income basis in respect of the Debentures (a "Non-U.S. Holder"), would be subject to withholding of United States federal income tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty), unless the payment is effectively connected with the conduct of a trade or business in the United States or, if a tax treaty applies, is attributable to a permanent establishment of the Non-U.S. Holder within the United States.

  "Tax Event" means that the Company shall have received an opinion of nationally recognized independent tax counsel to the effect that, as a result of (a) any amendment to, clarification of, or change (including any announced prospective amendment, clarification or change) in any law, or any regulation thereunder, of the United States, (b) any judicial decision, official administrative pronouncement, ruling, regulatory procedure, notice or announcement, including any notice or announcement of intent to adopt or promulgate any ruling, regulatory procedure or regulation (any of the foregoing, an "Administrative or Judicial Action"), or (c) any amendment to, clarification of, or change in any official position with respect to, or any interpretation of, an Administrative or Judicial Action or a law or regulation of the United States that differs from the theretofore generally accepted position or interpretation, in each case, occurring on or after July 29, 1997, there is more than an insubstantial increase in the risk that interest paid by the Company on the Debentures is not, or will not be, deductible, in whole or in part, by the Company for United States federal income tax purposes.

OPTIONAL REDEMPTION

  The Debentures will be redeemable as a whole or in part, at the option of the Company at any time, at a redemption price equal to the greater of (i) 100% of the principal amount of such Debentures and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below), plus in each case, accrued interest thereon to the date of redemption.

  "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

  "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Debentures to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Debentures. "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the Trustee after consultation with the Company.

  "Comparable Treasury Price" means, with respect to any redemption date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (ii) if such release (or any successor release) is not published or does not contain such prices on such business day, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Quotations. "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Treasury Reference Dealer at 5:00 p.m. on the third business day preceding such redemption date.

  "Reference Treasury Dealer" means each of Goldman, Sachs & Co., Chase Securities Inc., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated and Salomon Brothers Inc and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Company shall substitute therefor another Primary Treasury Dealer.

  Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the Debentures to be redeemed.

  Unless the Company defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Debentures or portions thereof called for redemption.

BOOK-ENTRY SYSTEM

  Upon issuance, the Debentures will each be represented by one or more global securities (the "Global Securities") deposited with, or on behalf of, The Depository Trust Company ("DTC"), New York, New York, which will act as Depositary with respect to the Debentures. The Global Securities representing the Debentures will be registered in the name of a nominee of the Depositary. Except under the circumstances described in the accompanying Prospectus under "Description of Debt Securities--Global Securities," the Debentures will not be issuable in definitive form.

  A further description of the Depositary's procedures with respect to Global Securities is set forth in the accompanying Prospectus under "Description of Debt Securities--Global Securities." The Depositary has confirmed to the Company, the Underwriters and the Trustee that it intends to follow such procedures with respect to the Debentures.

                                  UNDERWRITING

  Subject to the terms and conditions set forth in the Underwriting Agreement and the Pricing Agreement, the Company has agreed to sell to each of the Underwriters named below, and each of such Underwriters has severally agreed to purchase, the principal amount of the Debentures set forth opposite its name below:

                                                                    PRINCIPAL
                                                                    AMOUNT OF
      UNDERWRITERS                                                  DEBENTURES
      ------------                                                 ------------
      Goldman, Sachs & Co. ....................................... $ 50,000,000
      Morgan Stanley & Co. Incorporated ..........................   50,000,000
      Chase Securities Inc .......................................   40,000,000
      J.P. Morgan Securities Inc. ................................   40,000,000
      Salomon Brothers Inc .......................................   20,000,000
                                                                   ------------
          Total................................................... $200,000,000
                                                                   ============

  Under the terms and conditions of the Underwriting Agreement and the Pricing Agreement, the Underwriters are committed to take and pay for all of the Debentures, if any are taken.

  The Underwriters propose to offer the Debentures in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus Supplement and in part to certain securities dealers at such price less a concession of 0.675% of the principal amount of the Debentures. The Underwriters may allow, and such dealers may reallow, a concession not to exceed 0.375% of the principal amount of the Debentures to certain brokers and dealers. After the Debentures are released for sale to the public, the offering price and such other selling terms may from time to time be varied by the Underwriters.

  In connection with the offering, the Underwriters may purchase and sell the Debentures in the open market. These transactions may include over-allotment and stabilizing transactions, and purchases to cover short positions created by the Underwriters in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Debentures; and short positions created by the Underwriters involve the sale by the Underwriters of a greater number of Debentures than they are required to purchase from the Company in the offering. The Underwriters may impose a penalty bid, whereby selling concessions allowed to broker-dealers in respect of the Debentures sold in the offering may be reclaimed by the Underwriters if such Debentures are repurchased by the Underwriters in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Debentures, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

  The Debentures are a new series of securities with no established trading market. The Company has been advised by the Underwriters that the Underwriters intend to make a market in the Debentures but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Debentures.

  The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

  In the ordinary course of their respective businesses, certain of the Underwriters and their affiliates engage and may in the future engage in investment banking and commercial banking transactions with the Company and its subsidiaries. In addition, certain directors of the Company hold positions with or serve in an advisory capacity to an affiliate of Chase Securities Inc., and Denis E. Springer, Senior Vice President and Chief Financial Officer of the Company, is a member of the National Advisory Board of The Chase Manhattan Corporation, an affiliate of Chase Securities Inc.

                                    EXPERTS

  The consolidated financial statements and the financial statement schedule as of December 31, 1996 and for the year ended December 31, 1996 incorporated in this Prospectus Supplement by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1996 have been so incorporated in reliance on the reports of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The consolidated financial statements and the financial statement schedule as of December 31, 1995 and for each of the two years in the period ended December 31, 1995 incorporated in this Prospectus Supplement by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1996 have been so incorporated in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

                                     LOGO

                                 $675,000,000

                   BURLINGTON NORTHERN SANTA FE CORPORATION
                                DEBT SECURITIES

                               ----------------

  Burlington Northern Santa Fe Corporation ("BNSF" or the "Company") may from time to time offer debt securities consisting of bonds, debentures, notes, or other evidences of indebtedness in one or more series at an aggregate initial offering price not to exceed $675,000,000 or its equivalent in any other currency or composite currency ("Debt Securities"). The Debt Securities may be offered as separate series in amounts, at prices, and on terms to be determined at the time of sale. The accompanying Prospectus Supplement sets forth with regard to the series of Debt Securities in respect of which this Prospectus is being delivered the title, aggregate principal amount, denominations (which may be in United States dollars, in any other currency or in a composite currency), maturity, rate, if any (which may be fixed or variable), and time of payment of any interest, any terms for redemption at the option of the Company or the holder, any terms for sinking fund payments, any listing on a securities exchange, and the initial public offering price and any other terms in connection with the offering and sale of such Debt Securities.

  The Company may sell Debt Securities to or through one or more underwriters or dealers, and also may sell Debt Securities directly to other purchasers or through agents. The accompanying Prospectus Supplement sets forth the names of any underwriters or agents involved in the sale of the Debt Securities in respect of which this Prospectus is being delivered, the principal amounts, if any, to be purchased by underwriters and the compensation, if any, of such underwriters or agents. See "Plan of Distribution" for possible indemnification arrangements for underwriters, agents, and their controlling persons.

  This Prospectus may not be used to consummate sales of securities unless accompanied by a Prospectus Supplement.

                               ----------------

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
        AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
          HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
              SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
               ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                    TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

                 The date of this Prospectus is May 15, 1996.

  NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. NEITHER THIS PROSPECTUS NOR ANY PROSPECTUS SUPPLEMENT CONSTITUTES AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES TO ANY PERSON IN ANY JURISDICTION TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF OR THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THEREOF.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"); Santa Fe Pacific Corporation ("SFP") was subject to the informational requirements of the Exchange Act prior to November 13, 1995. Reports, proxy and information statements and other information filed with the Commission can be inspected and copied during normal business hours at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and should be available at its regional offices at 7 World Trade Center, Thirteenth Floor, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Such reports, proxy and information statements, and other information concerning the Company can also be inspected at the offices of the New York Stock Exchange (the "NYSE"), 20 Broad Street, New York, New York 10005, the Chicago Stock Exchange Incorporated, One Financial Place, 440 South LaSalle Street, Chicago, Illinois 60605, and the Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104.

  This Prospectus constitutes a part of a registration statement on Form S-3 (together with all amendments and exhibits, the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the Debt Securities offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                      DOCUMENTS INCORPORATED BY REFERENCE

  The following documents previously filed by the Company under the Exchange Act with the Commission are incorporated herein by reference: (1) Annual Report on Form 10-K for the year ended December 31, 1995; (2) Quarterly Report on Form 10-Q for the quarter ended March 31, 1996; and (3) Current Reports on Form 8-K dated February 13, 1996 and April 12, 1996.

  The following documents previously filed by SFP under the Exchange Act with the Commission are incorporated herein by reference: (1) Annual Report on Form 10-K for the year ended December 31, 1994 (and Form 10-K/A with respect thereto); and (2) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995 and June 30, 1995.

  All documents filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the Offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company will provide without charge to each person to whom this Prospectus has been delivered a copy of any or all of the documents referred to above which have been or may be incorporated by reference herein other than exhibits to such documents (unless such exhibits are specifically incorporated by reference therein). Requests for such copies should be directed to Burlington Northern Santa Fe Corporation, 1700 East Golf Road, Schaumburg, Illinois 60173-5860, Attention: Corporate Secretary, telephone number (847) 995-6000.

  Unless otherwise indicated, currency amounts in the Prospectus and any Prospectus Supplement are stated in United States dollars ("$" or "dollars").

                                  THE COMPANY

  The Company is engaged primarily in railroad transportation through its two principal indirect subsidiaries, Burlington Northern Railroad Company ("BNRR") and The Atchison, Topeka and Santa Fe Railway Company ("ATSF"). Both railroads are major Class I carriers. Through those subsidiaries, the Company operates the largest railroad network in the United States, with approximately 31,000 route miles reaching across 27 states and two Canadian provinces as of December 31, 1995.

  The Company serves all major ports in the western United States, certain Mexican and Canadian gateways and Gulf ports, important gateways to the eastern United States and most major cities in the Pacific Northwest and in the midwestern and southwestern United States. The principal cities served by the Company's rail subsidiaries include Albuquerque, Billings, Birmingham, Cheyenne, Chicago, Denver, Des Moines, Duluth/Superior, Fargo/Moorhead, Fort Worth/Dallas, Galveston, Houston, Kansas City, Los Angeles, Lincoln, Memphis, Mobile, Omaha, Pensacola, Phoenix, Portland, St. Louis, St. Paul/Minneapolis, the San Francisco Bay area, Seattle, Spokane, Springfield (Missouri), Tacoma, Tulsa, Wichita, Vancouver (British Columbia), Winnipeg (Manitoba) and the United States/Mexico crossings of El Paso and San Diego.

  The Company derives a substantial portion of its revenues from intermodal transportation and the transportation of coal and agricultural commodities. Other significant aspects of the Company's rail business include the transportation of chemicals and plastics, forest products, consumer and food products, metals, minerals and ores and automotive products.

  On September 22, 1995, Burlington Northern Inc. ("BNI") and SFP consummated a business combination (the "Merger") pursuant to which each became a direct or indirect wholly owned subsidiary of the Company. The Company was incorporated in the State of Delaware on December 16, 1994 for the purpose of effecting the Merger. The Current Report on Form 8-K (Date of earliest event reported: April 12, 1996) incorporated herein by reference, contains pro forma financial information about the Company.

  The Company's principal executive offices are located at 3800 Continental Plaza, 777 Main Street, Fort Worth, Texas 76102, telephone number (817) 333-2000.

                      RATIO OF EARNINGS TO FIXED CHARGES

  The following table sets forth the ratio of earnings to fixed charges of the Company for each of the five years ended December 31, 1995, for the quarter ended March 31, 1996, and for the year ended December 31, 1995 on a pro forma basis. The ratios reflect the historical results only for BNI in all periods reported, except for the year ended December 31, 1995, which period includes SFP results from September 22, 1995, and for the quarter ended March 31, 1996, and except for the pro forma year ended December 31, 1995 as described in note
(2) below.

                                            PRO FORMA       YEAR ENDED DECEMBER 31,
                         QUARTER ENDED     YEAR ENDED     -------------------------------
                         MARCH 31, 1996 DECEMBER 31, 1995 1995     1994  1993  1992  1991
                         -------------- ----------------- -----    ----- ----- ----- ----
Earnings to Fixed
 Charges(1).............     3.45x            2.87x(2)    1.85x(3) 3.70x 3.19x 2.58x (4)

--------
(1) For purposes of this ratio, earnings are calculated by adding fixed charges (excluding capitalized interest) to income (loss) from continuing operations. Fixed charges consist of interest on indebtedness (including amortization of debt discount and premium) and the portion of rental expense under long term operating leases representative of an interest factor.
(2) The pro forma computation of ratio of earnings to fixed charges displays the effect of the Merger, including the effects of purchase accounting and debt issued by BNI and SFP to repurchase, pursuant to the Merger agreement, 25 million and 38 million shares of SFP common stock, respectively, as if the Merger had occurred on January 1, 1995, and includes $230 million of the $735 million of Merger, Severance and Asset charges which are not directly attributable to the Merger. Excluding the $230 million of such charges, the pro forma ratio would have been 3.33x. The pro forma information should be considered in conjunction with the Company's Current Reports on Form 8-K (Dates of earliest event reported:
    February 13, 1996 and April 12, 1996).
(3) Earnings for the year ended December 31, 1995, include Merger, Severance and Asset charges of $735 million. Excluding these costs, the ratio would have been 3.91x.
(4) The ratio of earnings to fixed charges, before the 1991 special charge of $708 million, was 1.65x. Additional earnings of $490 million for the year ended December 31, 1991 would have been necessary to cover fixed charges.

                                USE OF PROCEEDS

  Unless otherwise specified in the applicable Prospectus Supplement, net proceeds from the sale of the Debt Securities will be used for general corporate purposes, including working capital, capital expenditures and debt repayment.

                        DESCRIPTION OF DEBT SECURITIES

  The Debt Securities are to be issued under an Indenture (the "Indenture"), between the Company and The First National Bank of Chicago, as Trustee (the "Trustee"), a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Debt Securities may be issued from time to time in one or more series. The particular terms of each series, or of Debt Securities forming a part of a series, which are offered by a Prospectus Supplement will be described in such Prospectus Supplement.

  The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indenture, including the definitions therein of certain terms, and, with respect to any particular Debt Securities, to the description of the terms thereof included in the Prospectus Supplement relating thereto. Wherever particular Sections or defined terms of the Indenture are referred to herein or in a Prospectus Supplement, such Sections or defined terms are incorporated by reference herein or therein, as the case may be.

  The Company is a holding company, conducting its operations through its operating subsidiaries. Accordingly, the Company's ability to service the Debt Securities is dependent, in part, on its ability to obtain dividends or loans from such operating subsidiaries which may be subject to contractual restrictions. In addition, the rights of the Company and the rights of its creditors, including holders of the Debt Securities, to participate in any distribution of the assets of a subsidiary upon the liquidation or recapitalization of such subsidiary will be subject to the prior claims of the subsidiary's creditors except to the extent the Company itself may be a creditor with recognized claims against the subsidiary.

  The covenants in the Indenture would not necessarily afford the holders of the Debt Securities protection in the event of a decline in the Company's credit quality resulting from highly leveraged or other transactions involving the Company.

GENERAL

  The Indenture provides that Debt Securities in separate series may be issued thereunder from time to time without limitation as to aggregate principal amount. The Company may specify a maximum aggregate principal amount for the Debt Securities of any series. (Section 301) The Debt Securities are to have such terms and provisions which are not inconsistent with the Indenture, including as to maturity, principal and interest, as the Company may determine. Except as provided in Section 1008, the Debt Securities will be unsecured obligations of the Company and will rank on a parity with all other unsecured and unsubordinated indebtedness of the Company.

  The applicable Prospectus Supplement will set forth the price or prices at which the Debt Securities to be offered will be issued and will describe the following terms of such Debt Securities: (1) the title of such Debt Securities; (2) any limit upon the aggregate principal amount of the particular series of Debt Securities; (3) the date or dates on which the principal of any of such Debt Securities will be payable or the method by which such date or dates will be determined or extended; (4) the rate or rates at which any of such Debt Securities will bear interest, if any, or the method by which such rate or rates shall be determined, the date or dates from which any such interest will accrue, the Interest Payment Dates on which any such interest will be payable and the Regular Record Date for any such interest payable on any Interest Payment Date, or the method by which such date or dates shall be determined, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months; (5) the place or places where the principal of and any premium and interest on any of such Debt Securities will be payable; (6) the period or periods within which, the price or prices at which and the terms and conditions upon which any of such Debt Securities may be redeemed, in whole or in part, at the option of the Company and the manner in which any election by the Company to redeem such Debt Securities shall be evidenced (if other than by a Board Resolution); (7) the obligation, if any, of the Company to redeem or purchase any of such Debt Securities pursuant to any sinking fund or analogous provision or at the option of the Holder thereof, and the period or periods within which, the price or prices at which and the terms and conditions upon which any of such Debt Securities will be redeemed or purchased, in whole or in part, pursuant to any such obligation; (8) the denominations in which any of such Debt Securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof; (9) if the amount of principal of or any premium or interest on any of such Debt Securities may be determined with reference to an index or pursuant to a formula, the manner in which such amounts will be determined; (10) if other than the currency of the United States of America, the currency, currencies or currency units in which the principal of or any premium or interest on any of such Debt Securities will be payable (and the manner in which the equivalent of the principal amount thereof in the currency of the United States of America is to be determined for any purpose, including for the purpose of determining the principal amount deemed to be Outstanding at any time); (11) if the principal of or any premium or interest on any of such Debt Securities is to be payable, at the election of the Company or the Holder thereof, in one or more currencies or currency units other than those in which such Debt Securities are stated to be payable, the currency, currencies or currency units in which payment of any such amount as to which such election is made will be payable, the periods within which and the terms and conditions upon which such election is to be made and the amount so payable (or the manner in which such amount is to be determined);
(12) the
percentage of the principal amount at which such Debt Securities will be issued and, if other than the entire principal amount thereof, the portion of the principal amount of any of such Debt Securities which will be payable upon declaration of acceleration of the Maturity thereof or the method by which such portion shall be determined; (13) if the principal amount payable at the Stated Maturity of any of such Debt Securities will not be determinable as of any one or more dates prior to the Stated Maturity, the amount which will be deemed to be such principal amount as of any such date for any purpose, including the principal amount thereof which will be due and payable upon any Maturity other than the Stated Maturity or which will be deemed to be Outstanding as of any such date (or, in any such case, the manner in which such deemed principal amount is to be determined); (14) any variation from the application of the provisions of the Indenture described under "Defeasance and Covenant Defeasance--Defeasance and Discharge" or "Defeasance and Covenant Defeasance--Defeasance of Certain Covenants," or under both such captions and the manner in which any election of the Company to defease such Debt Securities shall be evidenced (if other than by a Board Resolution); (15) whether any of such Debt Securities will be issuable in whole or in part in the form of one or more Global Securities and, if so, the respective Depositaries for such Global Securities, the form of any legend or legends to be borne by any such Global Security in addition to or in lieu of the legend referred to under "Form, Exchange and Transfer--Global Securities" and, if different from those described under such caption, any circumstances under which any such Global Security may be exchanged in whole or in part for Debt Securities registered, and any transfer of such Global Security in whole or in part may be registered, in the names of Persons other than the Depositary for such Global Security or its nominee; (16) whether any of such Debt Securities will be subject to certain optional interest rate reset provisions; (17) whether any of such Debt Securities will be subject to certain optional extension of maturity provisions; (18) any addition to or change in the Events of Default applicable to any of such Debt Securities and any change in the right of the Trustee or the requisite Holders of any of such Debt Securities to declare the principal amount thereof due and payable; (19) any addition to or change in the covenants in the Indenture applicable to any of such Debt Securities; and (20) any other terms of such Debt Securities not inconsistent with the provisions of the Indenture. (Section 301)

  Debt Securities, including Original Issue Discount Securities, may be sold at a substantial discount below their principal amount. Certain special United States income tax considerations (if any) applicable to Debt Securities sold at an original issue discount may be described in the applicable Prospectus Supplement. In addition, certain special United States income tax or other considerations (if any) applicable to any Debt Securities which are denominated in a currency or currency unit other than United States dollars may be described in the applicable Prospectus Supplement.

FORM, EXCHANGE AND TRANSFER

  The Debt Securities of each series will be issuable only in fully registered form, without coupons, and, unless otherwise specified in the applicable Prospectus Supplement, only in denominations of $1,000 and integral multiples thereof. (Section 302)

  At the option of the Holder, subject to the terms of the Indenture and the limitations applicable to Global Securities, Debt Securities of each series will be exchangeable for other Debt Securities of the same series of any authorized denomination and of a like tenor and aggregate principal amount. (Section 305)

  Subject to the terms of the Indenture and the limitations applicable to Global Securities, Debt Securities may be presented for exchange as provided above or for registration of transfer (duly endorsed or with the form of transfer duly executed) at the office of the Security Registrar or at the office of any transfer agent designated by the Company for such purpose. No service charge will be made for any registration of transfer or exchange of Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. The Company has appointed the Trustee as Security Registrar. Any transfer agent (in addition to the Security Registrar) initially designated by the Company for any Debt Securities will be named in the applicable Prospectus Supplement. (Section
305) The Company may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that the Company will be required to maintain an office or agency in each Place of Payment for the Debt Securities of each series. (Section 1002)

  If the Debt Securities of any series (or of any series and specified tenor) are to be redeemed in part, the Company will not be required to (i) issue, register the transfer of or exchange any Debt Security of that series (or of that series and specified tenor, as the case may be) during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such Debt Security that may be selected for redemption and ending at the close of business on the day of such mailing or (ii) register the transfer of or exchange any Debt Security so selected for redemption, in whole or in part, except the unredeemed portion of any such Debt Security being redeemed in part. (Section 305)

GLOBAL SECURITIES

  Unless otherwise provided in the Prospectus Supplement, some or all of the Debt Securities of any series may be represented, in whole or in part, by one or more Global Securities which will have an aggregate principal amount equal to that of the Debt Securities represented thereby. Unless otherwise provided in the Prospectus Supplement, the Global Security representing Securities will be deposited with, or on behalf of, The Depository Trust Company ("DTC"), or other successor depository appointed by the Company (DTC or such other depository is herein referred to as the "Depositary") and registered in the name of the Depositary or its nominee and such Global Security will bear a legend regarding the restrictions on exchanges and registration of transfer thereof referred to below and any such other matters as may be provided for pursuant to the Indenture. Unless otherwise provided in the Prospectus Supplement, Debt Securities will not be issued in definitive form.

  Notwithstanding any provision of the Indenture or any Debt Security described herein, no Global Security may be exchanged in whole or in part for Debt Securities registered, and no transfer of a Global Security in whole or in part may be registered in the name of any Person other than the Depositary for such Global Security or any nominee of such Depositary unless (i) the Depositary has notified the Company that it is unwilling or unable to continue as Depositary for such Global Security or has ceased to be qualified to act as such as required by the Indenture, (ii) there shall have occurred and be continuing an Event of Default with respect to the Debt Securities represented by such Global Security or (iii) there shall exist such circumstances, if any, in addition to or in lieu of those described above as may be described in the applicable Prospectus Supplement. All Debt Securities issued in exchange for a Global Security or any portion thereof will be registered in such names as the Depositary may direct. (Sections 204 and 305)

  DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to DTC's book-entry system is also available to others, such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The Rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

  Upon the issuance by the Company of Debt Securities represented by a Global Security, purchases of Debt Securities under the DTC System must be made by or through Direct Participants, which will receive a credit for the Debt Securities on DTC's records. The ownership interest of each actual purchaser of each Debt Security

("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Debt Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Debt Securities, except in the event that use of the book-entry system for the Debt Securities is discontinued. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in the Global Security.

  So long as the Depositary for the Global Security, or its nominee, is the registered owner of the Global Security, the Depositary or its nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the applicable Indenture. Except as described above, owners of beneficial interests in Debt Securities represented by the Global Security will not be entitled to have Debt Securities represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities in definitive form and will not be considered the owners or holders thereof under the applicable Indenture.

  To facilitate subsequent transfers, all Debt Securities deposited by Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of Debt Securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Debt Securities; DTC's records reflect only the identity of the Direct Participants to whose accounts such Debt Securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers. Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

  Neither DTC nor Cede & Co. will consent or vote with respect to Debt Securities. Under its usual procedures, DTC mails an Omnibus Proxy to the Issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Debt Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

  Payments of principal of and interest, if any, on the Debt Securities represented by the Global Security registered in the name of DTC or its nominee will be made by the Company through the Trustee under the applicable Indenture or a paying agent (the "Paying Agent"), which may also be the Trustee under the applicable Indenture to DTC or its nominee, as the case may be, as the registered owner of the Global Security. Neither the Company, the Trustee, nor the Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

  The Company has been advised that DTC will credit Direct Participants' accounts on the payable date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payable date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as in the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC, the Paying Agent, or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to DTC is the responsibility of the Company or the Paying Agent, disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

  The information in this section concerning the Depositary and the Depositary's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

PAYMENT AND PAYING AGENTS

  Unless otherwise indicated in the applicable Prospectus Supplement, payment of interest on a Debt Security on any Interest Payment Date will be made to the Person in whose name such Debt Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest. (Section 307)

  Unless otherwise indicated in the applicable Prospectus Supplement, principal of and any premium and interest on the Debt Securities of a particular series will be payable at the office of such Paying Agent or Paying Agents as the Company may designate for such purpose from time to time, except that, at the option of the Company, payment of any interest may be made by check mailed to the address of the Person entitled thereto as such address appears in the Security Register. Unless otherwise indicated in the applicable Prospectus Supplement, the corporate trust office of the Trustee in Chicago, Illinois will be designated as the Company's sole Paying Agent for payments with respect to Debt Securities of each series. Any other Paying Agents initially designated by the Company for the Debt Securities of a particular series will be named in the applicable Prospectus Supplement. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that the Company will be required to maintain a Paying Agent in each Place of Payment for the Debt Securities of a particular series. (Section 1002)

  Any money paid by the Company to a Paying Agent for the payment of the principal of or any premium or interest on any Security which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable may be repaid to the Company at the Company's request. (Section 1003)

NEGATIVE PLEDGE

  In the Indenture, the Company covenants that it will not, and it will not permit any subsidiary to, create, assume, incur or suffer to exist any Lien upon any stock of BNI, SFP, BNRR and ATSF (each a "Restricted Subsidiary") to secure any obligation (other than the Debt Securities) of the Company, any Subsidiary or other Person, unless all of the Outstanding Securities are directly secured equally and ratably with such obligation. (Section 1008) The Indenture defines the term Restricted Subsidiary to include any successor or assign thereof, whether by merger or otherwise.

CONSOLIDATION, MERGER AND SALE OF ASSETS

  The Company may not consolidate with or merge into, or convey, transfer or lease its properties and assets substantially as an entirety to, any Person (a "successor Person"), and may not permit any Person to merge into, or convey, transfer or lease its properties and assets substantially as an entirety to, the Company, unless (i) the successor Person (if any) is a corporation, partnership, trust or other entity organized and validly existing under the laws of any domestic jurisdiction and assumes the Company's obligations on the Debt Securities and under the Indenture and (ii) immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing. (Section 801)

EVENTS OF DEFAULT

  Each of the following will constitute an Event of Default under the Indenture with respect to Debt Securities of any series: (a) failure to pay principal of or any premium on any Debt Security of that series when due; (b) failure to pay any interest on any Debt Securities of that series when due, continued for 30 days; (c) failure to deposit any sinking fund payment, when due, in respect of any Security of that series; (d) failure to perform or breach of any other covenant or warranty of the Company in the Indenture with respect to Debt Securities of that series (other than a covenant included in the Indenture solely for the benefit of a series other than that series), continued for 90 days after written notice has been given by the Trustee or the Holders of at least 25% in principal amount of the Outstanding Securities of that series, as provided in the Indenture; and (e) certain events in bankruptcy, insolvency or reorganization. (Section 501)

  If an Event of Default (other than an Event of Default described in clause
(d) above that is applicable to all Outstanding Securities) with respect to the Debt Securities of any series at the time Outstanding shall occur and be continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Securities of that series by notice as provided in the Indenture may declare the principal amount of the Debt Securities of that series (or, in the case of any Debt Security that is an Original Issue Discount Security or the principal amount of which is not then determinable, such portion of the principal amount of such Debt Security, or such other amount in lieu of such principal amount, as may be specified in the terms of such Debt Security) to be due and payable immediately. If an Event of Default described in clause (d) above that is applicable to all Outstanding Securities shall occur and be continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of all the Debt Securities then Outstanding (treated as one class) by notice as provided in the Indenture may declare the principal amount (or, if any Debt Securities are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms thereof) of all the Debt Securities then Outstanding to be due and payable immediately. After any acceleration of a series, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of the Outstanding Securities of that series may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal (or other specified amount), have been cured or waived as provided in the Indenture. (Section 502) For information as to waiver of defaults, see "Modification and Waiver".

  Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. (Section
603) Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in aggregate principal amount of the Outstanding Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of that series. (Section 512)

  No Holder of a Debt Security of any series will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless (i) such Holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the Debt Securities of that series, (ii) the Holders of at least 25% in aggregate principal amount of the Outstanding Securities of that series have made written request, and such Holder or Holders have offered reasonable indemnity, to the Trustee to institute such proceeding as trustee and (iii) the Trustee has failed to institute such proceeding, and has not received from the Holders of a majority in aggregate principal amount of the Outstanding Securities of that series a direction inconsistent with such request, within 60 days after such notice, request and offer. (Section 507) However, such limitations do not apply to a suit instituted by a Holder of a Debt Security for the enforcement of payment of the principal of or any premium or interest on such Debt Security on or after the applicable due date specified in such Debt Security. (Section 508)

  The Company will be required to furnish to the Trustee annually a statement by certain of its officers as to whether or not the Company, to their knowledge, is in default in the performance or observance of any of the terms, provisions and conditions of the Indenture and, if so, specifying all such known defaults. (Section 1004)

MODIFICATION AND WAIVER

  Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Outstanding Securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Security affected thereby, (a) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Debt Security, (b) reduce the principal amount of, or any premium or interest on, any Debt Security, (c) reduce the amount of principal of an Original Issue Discount Security or any other Debt Security payable upon acceleration of the Maturity thereof, (d) change the place or currency of payment of principal of, or any premium or interest on, any Debt Security, (e) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security, (f) reduce the percentage in principal amount of Outstanding Securities of any series, the consent of whose Holders is required for modification or amendment of the Indenture, (g) reduce the percentage in principal amount of Outstanding Securities of any series necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults, or (h) make certain modifications to such provisions with respect to modification and waiver. (Section 902)

  The Holders of a majority in principal amount of the Outstanding Securities of any series may waive any past default or compliance with certain restrictive provisions under the Indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the Indenture, which cannot be amended without the consent of the Holder of each Outstanding Security of such series affected. (Sections 513 and 1009)

  The Indenture provides that in determining whether the Holders of the requisite principal amount of the Outstanding Securities have given or taken any direction, notice, consent, waiver or other action under the Indenture as of any date, (i) the principal amount of an Original Issue Discount Security that will be deemed to be Outstanding will be the amount of the principal thereof that would be due and payable as of such date upon acceleration of the Maturity thereof to such date, (ii) if, as of such date, the principal amount payable at the Stated Maturity of a Debt Security is not determinable (for example, because it is based on an index), the principal amount of such Debt Security deemed to be Outstanding as of such date will be an amount determined in the manner prescribed for such Debt Security and (iii) the principal amount of a Debt Security denominated in one or more foreign currencies or currency units that will be deemed to be Outstanding will be the U.S. dollar equivalent, determined as of such date in the manner prescribed for such Debt Security, of the principal amount of such Debt Security (or, in the case of a Debt Security described in clause (i) or (ii) above, of the amount described in such clause). Certain Debt Securities, including those for whose payment or redemption money has been deposited or set aside in trust for the Holders and those that have been fully defeased pursuant to Section 1402, will not be deemed to be Outstanding. (Section 101)

  Except in certain limited circumstances, the Company will be entitled to set any day as a record date for the purpose of determining the Holders of Outstanding Securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the Indenture, in the manner and subject to the limitations provided in the Indenture. In certain limited circumstances, the Trustee will be entitled to set a record date for action by Holders. If a record date is set for any action to be taken by Holders of a particular series, such action may be taken only by persons who are Holders of Outstanding Securities of that series on the record date. To be effective, such action must be taken by Holders of the requisite principal amount of such Debt Securities within a specified period following the record date. For any particular record date, this period will be 180 days or such shorter period as may be specified by the Company (or the Trustee, if it set the record date) and may be shortened or lengthened (but not beyond 180 days) from time to time. (Section 104)

DEFEASANCE AND COVENANT DEFEASANCE

  Unless otherwise provided in the applicable Prospectus Supplement, the provisions of Section 1402, relating to defeasance and discharge of indebtedness, or Section 1403, relating to defeasance of certain restrictive covenants in the Indenture, shall apply to the Debt Securities of any series or to any specified part of a series. (Section 1401)

  Defeasance and Discharge. Section 1402 of the Indenture provides that the Company will be discharged from all its obligations with respect to such Debt Securities (except for certain obligations to exchange or register the transfer of Debt Securities, to replace stolen, lost or mutilated Debt Securities, to maintain paying agencies and to hold moneys for payment in trust and in respect of the Trustee) upon the deposit in trust for the benefit of the Holders of such Debt Securities of money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such Debt Securities on the respective Stated Maturities in accordance with the terms of the Indenture and such Debt Securities. Such defeasance or discharge may occur only if, among other things, the Company has delivered to the Trustee an Opinion of Counsel to the effect that the Company has received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that Holders of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge were not to occur. (Sections 1402 and 1404)

  Defeasance of Certain Covenants. Section 1403 of the Indenture provides that the Company may omit to comply with certain restrictive covenants, including those described under "Certain Covenants" and any that may be described in the applicable Prospectus Supplement, the occurrence of certain Events of Default, which are described above in clause (d) (with respect to such restrictive covenants) under "Events of Default" and any that may be described in the applicable Prospectus Supplement, will be deemed not to be or result in an Event of Default, in each case with respect to such Debt Securities. The Company, in order to exercise such option, will be required to deposit, in trust for the benefit of the Holders of such Debt Securities, money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such Debt Securities on the respective Stated Maturities in accordance with the terms of the Indenture and such Debt Securities. The Company will also be required, among other things, to deliver to the Trustee an Opinion of Counsel to the effect that Holders of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance were not to occur. In the event the Company exercised this option with respect to any Debt Securities and such Debt Securities were declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations so deposited in trust would be sufficient to pay amounts due on such Debt Securities at the time of their respective Stated Maturities but might not be sufficient to pay amounts due on such Debt Securities upon any acceleration resulting from such Event of Default. In such case, the Company would remain liable for such payments. (Sections 1403 and 1404)

NOTICES

  Notices to Holders of Debt Securities will be given by mail to the addresses of such Holders as they may appear in the Security Register. (Sections 101 and
106)

TITLE

  The Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name a Debt Security is registered as the absolute owner thereof (whether or not such Debt Security may be overdue) for the purpose of making payment and for all other purposes. (Section 309)

GOVERNING LAW

  The Indenture and the Debt Securities will be governed by, and construed in accordance with, the law of the State of New York. (Section 112)

REGARDING THE TRUSTEE

  The First National Bank of Chicago has lending and other customary banking relationships with the Company.

                             PLAN OF DISTRIBUTION

  The Company may sell the Debt Securities (i) through an underwriter or underwriters, (ii) through dealers, (iii) through agents, (iv) directly to purchasers, including affiliates of the Company, or (v) through a combination of any such methods of sale. The applicable Prospectus Supplement will set forth the terms of the offerings of any Debt Securities, including the method of distribution, the name or names of any underwriters, dealers or agents, any managing underwriter or underwriters, the purchase price of the Debt Securities and the proceeds to the Company from the sale, any underwriting discounts, agency fees and other items constituting underwriters' compensation and any discounts and concessions allowed, reallowed or paid to dealers or agents. Any initial public offering price and any discount or concessions allowed or reallowed to dealers may be changed from time to time. The expected time of delivery of the Debt Securities in respect of which this Prospectus is delivered will be set forth in the applicable Prospectus Supplement.

  If underwriters are used in the sale of the Debt Securities, the underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters with respect to a sale of Debt Securities will be obligated to purchase all such Debt Securities if any are purchased. In connection with the sale of Debt Securities underwriters may receive compensation from the Company or from purchasers of Debt Securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell Debt Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

  Underwriters, agents or dealers participating in the distribution of Debt Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Debt Securities may be deemed to be underwriting discounts and commissions under the Securities Act.

  The Debt Securities may be sold in one or more transactions either at a fixed price or prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Company may also offer and sell the Debt Securities in exchange for one or more of its outstanding issues of debt or convertible debt securities or in the satisfaction of indebtedness.

  Underwriters, agents or dealers who participate in the distribution of Debt Securities may be entitled, under agreements which may be entered into with the Company, to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, or to contribution by the Company to payments that such underwriters, dealers or agents or any of their controlling persons may be required to make in respect thereof. Underwriters, agents or dealers may be customers of, engage in transactions with or perform services for the Company or subsidiaries of the Company in the ordinary course of business.

  If so indicated in the Prospectus Supplement, the Company will authorize underwriters, dealers and agents to solicit offers by certain institutions to purchase Debt Securities from the Company pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the Prospectus Supplement. Such contracts will be subject only to those conditions set forth in the Prospectus Supplement. The Prospectus Supplement will also set forth the commission payable for solicitation of such contracts.

  Offers to purchase Debt Securities may be solicited directly by the Company and sales thereof may be made by the Company directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales will be described in the Prospectus Supplement relating thereto. Except as set forth in the applicable Prospectus Supplement, no director, officer or employee of the Company will solicit or receive a commission in connection with direct sales by the Company of the Debt Securities, although such persons may respond to inquiries by potential purchasers and perform ministerial and clerical work in connection with any such direct sales.

                             VALIDITY OF SECURITIES

  The validity of the Debt Securities being offered hereby will be passed upon for the Company by Mayer, Brown & Platt, Chicago, Illinois, and for the underwriters, dealers, or agents, if any, by Sullivan & Cromwell, New York, New York.

                                    EXPERTS

  The consolidated financial statements of the Company incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1995, have been so incorporated in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The consolidated financial statements of SFP incorporated in this Prospectus by reference to SFP's Annual Report on Form 10-K for the year ended December 31, 1994, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                               ----------------

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 NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY
REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES DESCRIBED IN THIS PROSPECTUS SUPPLEMENT OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                ---------------

                               TABLE OF CONTENTS
                             PROSPECTUS SUPPLEMENT

                                                                            PAGE
                                                                            ----
Documents Incorporated by Reference........................................  S-2
The Company................................................................  S-2
Ratio of Earnings to Fixed Charges.........................................  S-3
Use of Proceeds............................................................  S-3
Capitalization.............................................................  S-4
Description of Debentures..................................................  S-5
Underwriting...............................................................  S-7
Experts....................................................................  S-8

                                  PROSPECTUS

Available Information......................................................    2
Documents Incorporated by Reference........................................    2
The Company................................................................    4
Ratio of Earnings to Fixed Charges.........................................    5
Use of Proceeds............................................................    5
Description of Debt Securities.............................................    5
Plan of Distribution.......................................................   14
Validity of Securities.....................................................   15
Experts....................................................................   15

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                                 $200,000,000

                              BURLINGTON NORTHERN
                             SANTA FE CORPORATION

                      7.25% DEBENTURES DUE AUGUST 1, 2097

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                                     BNSF

                                  -----------

                             GOLDMAN, SACHS & CO.
                          MORGAN STANLEY DEAN WITTER
                             CHASE SECURITIES INC.
                               J.P. MORGAN & CO.
                             SALOMON BROTHERS INC

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